[Letterhead of Foamex]

Press Release       Contact:  David E. Bright               Marisa Jacobs
                              Foamex International Inc.     Gavin Anderson & Co.
                              212 230-0488                  212 373-0218

FOR IMMEDIATE RELEASE
0
                FOAMEX INTERNATIONAL AGREES TO $18.75 CASH BUYOUT
                  PROPOSAL FROM TRACE INTERNATIONAL HOLDINGS, INC.

     LINWOOD, PENNSYLVANIA, June 25, 1998 -- Foamex International Inc. (NASDAQ:FMXI) today announced that it had signed a definitive merger agreement to merge with a wholly owned subsidiary of Trace International Holdings, Inc., the Company's principal shareholder. Under the terms of the agreement, each Foamex shareholder, other than Trace and its subsidiaries, would receive $18.75 per share in cash upon consummation of the merger.

     Trace originally made an unsolicited buyout proposal on March 16 at an all cash price of $17.00 per share for all of the outstanding common stock of Foamex not currently owned by Trace and its subsidiaries. Today's revised price reflects a 35.1% premium over the closing stock price of $13 7/8 on March 13, the last day of trading prior to Trace's initial offer, and is 10.3% higher than the March 16 proposal.

     The buyout proposal was accepted by Foamex's Board of Directors after a recommendation by a Special Committee of the Board, which reviewed the advisability and fairness of the proposed buyout to Foamex's shareholders other than Trace and its subsidiaries. The members of the Special Committee are John
H. Gutfreund, President of Gutfreund and Co. Inc., a New York-based financial consulting firm and Robert J. Hay, Chairman Emeritus of Foamex L.P.

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     The Special Committee had retained The Beacon Group Capital Services LLC as independent investment banking advisers and Cleary, Gottlieb, Steen & Hamilton as legal counsel.

     The Company added that the consummation of the merger is subject to a number of conditions, including Trace's obtaining financing for the buyout on terms reasonably satisfactory to Trace; the expiration of the waiting period under the Hart-Scott-Rodino Act; and approval of the transaction by the holders of a majority of the issued and outstanding common stock at a special meeting of shareholders.

     Trace will be arranging financing for the proposed transaction through Donaldson, Lufkin & Jenrette Securities Corporation and The Bank of Nova Scotia/Scotia Capital Markets. Trace and its subsidiaries beneficially own approximately 11,475,000 shares of Foamex common stock, or approximately 46% of the outstanding common stock.

     Foamex manufactures and markets flexible polyurethane and advanced polymer products in North America. Foamex operates under four business units: Automotive Products, Technical Products, Carpet Cushion Products and Foam Products, which includes consumer, cushioning, furniture and bedding products.

     For more information about Foamex, visit its web site at http:\\www.foamex.com.

     Editors note: Foamex's company logo can be retrieved in digital form by media without any charge from Wieck Photo DataBase (972) 392-0888.